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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[X] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

      Primus Capital Fund III Limited Partnership
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      5900 Landerbrook Drive
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                                   (Street)

       Cleveland                     Ohio                             44124
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        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  Corinthian Colleges, Inc. (COCO)
                                             -----------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year                  January/2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    _____ Form filed by One Reporting Person
      X
    _____ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock         1-29-01    S             50,000          D      $38.97                               D/I           (1)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock         1-30-01    S             50,000          D     $39.4794                              D/I           (1)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock         1-31-01    S             45,000          D     $40.1771        1,988,228             D/I           (1)
------------------------------------------------------------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                     Page 1 of 3

                                                                          (Over)
                                                                  SEC 1474(3-99)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
   N/A
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (I)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Primus Capital Fund III Limited Partnership is the direct beneficial owner of the shares reported in Table I. Primus Venture Partners III Limited Partnership is the sole general partner of Primus Capital Fund III Limited Partnership and as such may be deemed to have the power to control the investment decisions of the direct beneficial owner. Primus Venture Partners, Inc. is the sole general partner of Primus Venture Partners III Limited Partnership and as such may be deemed to have the power to control the investment decisions of the direct beneficial owner. Primus Venture Partners III Limited Partnership and Primus Venture Partners, Inc. expressly disclaim beneficial ownership of the shares reported in Table I. The filing of this form shall not be deemed an admission that Primus Venture Partners III Limited Partnership or Primus Venture Partners, Inc. is, for purposes of
    Section 16 or otherwise, the beneficial owner of such shares.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                    /s/ Loyal Wilson            February 7, 2001
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                              By: Loyal Wilson, Managing Director of Primus Venture Partners, Inc., General Partner of Primus Venture Partners III Limited Partnership, General Partner of Primus Capital Fund III Limited Partnership, for all such owners.
                                                                     Page 2 of 3

Attachment to Form 4

This Form is a joint filing on behalf of the filer designated in Item 1, Primus Venture Partners III Limited Partnership and Primus Venture Partners, Inc. The address of all such filers is specified in Item 1.
                                                                     Page 3 of 3